UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 1, 2016

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01Entry into a Material Definitive Agreement.

Convertible Note to Iconic Holdings, LLC

On February 1, 2016, BioCorRx, Inc. ("BioCorRx" or the "Company") executed and sold to Iconic Holdings, LLC ("Investor") a 10% Convertible Promissory Note ("Note") in the principal amount of $88,000. The sum of $79,200 will be remitted to the Company and $8,800 will be retained by the Investor through an original issue discount set at 10% ($8,800).

Under the terms of the Note, the Company agreed to pay the Investor guaranteed interest equal to 10% of the principal. If the Note is paid in full within 90 days of the effective date, the Investor agreed to waive the guaranteed interest. The Company may pre-pay the Note as follows: (i) if within 90 days of the effective date, 110% of the principal amount plus interest, if applicable; or (ii) if between 91 and 180 days from the effective date, 135% of the principal amount plus interest. After 180 days, the Note may not be pre-paid without the consent of the Investor.

At any time after 180 days of the effective date, the Investor may convert all or part of the Note into shares of BioCorRx's common stock at 60% of the lowest closing price in the 10 trading days prior to the conversion.

If an event of default occurs, at the Investor's election, the Company must pay an amount equal to 125% of the outstanding principal amount plus additional interest will accrue at a rate equal to the lower of 20% per annum or the highest rate permitted by law. Further, the Company may not pre-pay the Note without the written consent of the Investor.

The Investor has agreed to restrict its ability to convert the Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. The Note also provides for penalties and rescission rights if BioCorRx does not deliver shares of its common stock upon conversion within the required timeframes.

BioCorRx claims an exemption from the registration requirements of the Securities Act of 1933, as amended ("Act"), for the private placement of these securities pursuant to Section 4(2) of the Act since, among other things, the transaction did not involve a public offering, the Investor is an accredited investor, the Investor had access to information about BioCorRx and its investment, the Investor took the securities for investment and not resale, and BioCorRx took appropriate measures to restrict the transfer of the securities.

Amended Agreement to Note

On February 5, 2016, the Company and the Investor entered into an Amended Agreement to Note (the "Amendment"). The Note originally required that the Company reserve and keep available for Investor authorized and unissued common stock in the amount of four times the numbers of shares of common stock issuable upon the conversion of the Note (the "Reserve Obligation"). However, the Company does not have enough authorized and unissued shares to satisfy the Reserve Obligation.

To resolve this issue, the Investor temporarily agreed to release the Company from the Reserve Obligation. The Company agreed to reserve 22,000,000 shares in the Investor's name for conversion under the Note. The Company further agreed to file with the Secretary of State of Nevada to increase its number of authorized shares to a level sufficient to meet the Reserve Obligation. The Company agreed to make such filing within 45 days of the Amendment and if such filing does not occur within that time period, the release agreed to by the Investor will cease and the Reserve Obligation will again become effective.

The foregoing descriptions of the Note and Amendment are qualified in their entirety by reference to such Note and Amendment which are filed as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The descriptions of the securities described in Item 1.01 issued by the Company are incorporated herein. The issuances were made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company's reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the Note was an accredited investor.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	$88,000 Promissory Note, dated February 1, 2016, by and between the Company and Iconic Holdings, LLC

4.2	Amended Agreement to Note, dated February 5, 2016, by and between the Company and Iconic Holdings, LLC

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: February 10, 2016	By:	/s/ Lourdes Felix
Lourdes Felix
Chief Financial Officer and Director

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